Exhibit 23.1

                  [DELOITTE & TOUCHE LETTERHEAD APPEARS HERE]


INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-109981 of UnionBanCal Corporation on Form S-3 of our report dated January 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for previously recognized goodwill and other intangible assets), appearing in the Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/S/ DELOITTE & TOUCHE LLP

San Francisco, California
December 22, 2003